Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Holdings Announces Preliminary Results of Rights Offering

New York, November 23, 2020 - HC2 Holdings, Inc. (“HC2” or the “Company”) (NYSE: HCHC), a diversified holding company, announced today the preliminary results of its successful rights offering, which expired at 5:00 p.m., New York City time, on November 20, 2020 (the “expiration date”). According to Computershare Trust Company, N.A. (the "subscription agent"), as of the expiration date, 25,435,718 basic subscription rights were exercised to purchase an aggregate of 13,892,807 shares of common stock and 4,040,038 additional shares of common stock were subscribed for under the over-subscription privilege, subject to proration. In addition, 502,536 basic subscription rights were exercised to purchase an aggregate of 274,468 shares of common stock subject to guaranteed delivery and 16,147 additional shares of common stock were subscribed for pursuant to the over-subscription privilege subject to guaranteed delivery and proration.

Further, in accordance with the Investment Agreement entered into by the Company with Lancer Capital LLC (“Lancer Capital”), an investment fund led by Avram Glazer, the Chairman of the Board of Directors of the Company and the Company’s largest stockholder, Lancer Capital will partially backstop the rights offering in an amount not to exceed its previously announced $35 million commitment by purchasing newly issued Series B Non-Voting Convertible Participating Preferred Stock, par value $0.001 per share (the “preferred stock”). Concurrently with the closing of the rights offering, it is contemplated that Lancer Capital will convert all of its preferred stock into common stock.

The shares of common stock to be issued at the closing of the rights offering were purchased at the subscription price of $2.27 per whole share. The Company expects the subscription agent to distribute the shares of common stock and the proceeds from the rights offering on or about November 25, 2020, subject to customary closing conditions.

The results of the rights offering are preliminary and subject to change pending the expiration of the guaranteed delivery period under the rights offering and finalization of subscription procedures by the subscription agent. HC2 expects to issue a press release on or about November 25, 2020 to announce the final results of the rights offering.

HC2 will receive aggregate gross proceeds of approximately $65 million from the rights offering and expects to use the proceeds for general corporate purposes, including debt service and for working capital.

If a holder did not exercise its subscription rights prior to the expiration date, such rights have expired and are void and have no value. Investors who have participated in the rights offering should expect to see the shares of common stock issued to them in uncertificated book-entry form. Any excess subscription payments received by subscription agent will be returned by the subscription agent to investors, without interest or deduction, through the same method by which they participated in the rights offering.

The rights offering was made pursuant to HC2’s effective shelf registration statement on Form S-3, filed with the SEC on September 9, 2020, and a prospectus supplement containing the detailed terms of the rights offering filed with the SEC on October 7, 2020. The information in this press release is not complete and is subject to change, including with respect to the expected closing date of the rights offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy the securities, nor shall there be any offer, solicitation or sale of the securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful under the securities laws of such state or jurisdiction. The rights offering was made only by means of a prospectus and a related prospectus supplement, copies of which were distributed to all eligible stockholders as of October 2, 2020 on or about October 7, 2020 and may also be obtained free of charge at the website maintained by the SEC at www.sec.gov or by contacting the information agent for the rights offering.

About HC2

HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across multiple reportable segments, including Infrastructure, Clean Energy, Life Sciences, Spectrum, Insurance and Other. HC2’s largest operating subsidiary is DBM Global Inc., a family of companies providing fully integrated structural and steel construction services. Founded in 1994, HC2 is headquartered in New York, New York.

Cautionary Statement Regarding Forward-Looking Statements

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This press release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements regarding the rights offering, including, among others, the expected closing date and use of proceeds from the rights offering, all of which involve risks, assumptions and uncertainties, many of which are outside of the Company's control, and are subject to change. All forward-looking statements speak only as of the date made, and unless legally required, HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:
Investor Relations
Garrett Edson
ir@hc2.com
(212) 235-2691